Exhibit 99.2

PAG HOLDING CORP.

AND SUBSIDIARIES

Consolidated Financial Statements

and

Independent Auditor’s Report

As of and for the Years Ended December 31, 2023 and 2022

PAG Holding Corp. and Subsidiaries

Contents

Independent Auditor’s Report	2-3

Consolidated Financial Statements

Balance sheets	4

Statements of operations and comprehensive income (loss)	5

Statements of changes in stockholders’ equity	6

Statements of cash flows	7

Notes to consolidated financial statements	8-27

Unaudited Supplemental Schedule

Pro forma statements of operations and EBITDA	28

Independent Auditor’s Report

The Board of Directors

PAG Holding Corp. and Subsidiaries

Atlanta, Georgia

Opinion

We have audited the accompanying consolidated financial statements of PAG Holding Corp. and Subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PAG Holding Corp. and Subsidiaries as of December 31, 2023 and 2022, and the results of its operations and cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

We did not audit the financial statements of the Company’s Australian subsidiary, PAG/PTB Holdings Pty Ltd, which statements reflect total assets of $71,447 at December 31, 2023, and total revenues of $41,580 for the year then ended. Those statements were audited by other auditors in accordance with International Standards on Auditing, whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for such subsidiaries, is based solely on the reports of, and additional audit procedures to meet the relevant requirements of auditing standards generally accepted in the United States of America performed by the other auditors.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of PAG Holding Corp. and Subsidiaries and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about PAG Holding Corp. and Subsidiaries’ ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of PAG Holdings Corp. and Subsidiaries’ internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about PAG Holdings Corp. and Subsidiaries’ ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Other Matters

Our audit was conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The unaudited supplemental information included in the Pro forma statements of operations and EBITDA is presented for purposes of additional analysis and is not a required part of the consolidated financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information as defined in the supplemental information is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

/s/ Hancock Askew & Co., LLP

Peachtree Corners, Georgia

May 21, 2024

PAG Holding Corp. and Subsidiaries

Consolidated Balance Sheets

(Dollars in Thousands)

December 31,	2023	2022
ASSETS
Current assets
Cash	$12,583	$14,613
Restricted cash	303	294
Accounts receivable, net of allowances for credit losses of $3,905 and $3,288 in 2023 and 2022, respectively	50,042	41,911
Inventory	131,019	109,013
Prepaid expenses and other assets	2,711	3,378
Income taxes receivable	464	1,150
Total current assets	197,122	170,359
Property and equipment, net	37,103	33,898
Goodwill, net	116,886	130,361
Other intangible assets, net	106,404	111,841
Net investment in direct finance lease	63	80
Related party receivable (Note 13)	730	—
Right-of-use asset, net	19,369	13,794
Other non-current assets	158	120
Total assets	$477,835	$460,453

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$3,344	$2,723
PPP loans	—	125
Accounts payable	16,634	18,232
Accrued compensation and benefits	7,580	6,719
Other accrued liabilities	23,469	16,160
Other payables	7,534	6,405
Short-term lease liability	4,138	3,736
Total current liabilities	62,699	54,100
Long-term debt, less current maturities and unamortized debt issuance costs	329,732	304,408
Deferred income taxes	9,974	16,510
Long-term lease liability	15,999	10,361
Total liabilities	418,404	385,379
Commitments and contingencies (Note 15)
Stockholders’ equity
Common stock, $0.001 par value 150,000 shares authorized, 100 issued and outstanding in 2023 and 2022	—	—
Additional paid-in capital	63,585	63,358
Accumulated other comprehensive income (loss)	693	(100)
(Accumulated deficit) retained earnings	(4,847)	11,816
Total stockholders’ equity	59,431	75,074
Total liabilities and stockholders’ equity	$477,835	$460,453

See accompanying notes to the consolidated financial statements.

PAG Holding Corp. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Dollars in Thousands)

For the years ended December 31,	2023	2022
Revenues	$402,541	$270,326
Cost of sales	270,757	187,573
Gross profit	131,784	82,753
Operating expenses
General and administrative expenses	89,939	55,300
Transaction and acquisition expenses	4,689	4,697
Total operating expenses, net	94,628	59,997
Income from operations	37,156	22,756
Other income and expenses
Interest expense, net	36,078	16,358
Loss on extinguishment of debt	17,689	—
Loss on extinguishment of PPP	430	—
(Gain) loss on disposal of equipment	(24)	49
Related party management fee (Note 13)	2,175	1,398
(Gain) loss on hedge and foreign exchange	165	(1,837)
Other income, net	(40)	—
Total other expenses, net	56,473	15,968
Income (loss) before income taxes	(19,317)	6,788
Provision (benefit) for income taxes	(2,669)	4,006
Net income (loss)	(16,648)	2,782
Other comprehensive income (loss)
Foreign currency translation adjustments	793	(774)
Comprehensive income (loss)	$(15,855)	$2,008

See accompanying notes to the consolidated financial statements.

PAG Holding Corp. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

(Dollars in Thousands)

	Common Stock
	Shares	Par Value	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)	Total
Balance, January 1, 2022	100	$—	$63,494	$674	$9,034	$73,202
Net income	—	—	—	—	2,782	2,782
Class A share buyback			(150)			(150)
Share based compensation	—	—	14	—	—	14
Foreign currency translation adjustment	—	—	—	(774)	—	(774)
Balance, December 31, 2022	100	—	63,358	(100)	11,816	75,074
Net loss	—	—	—	—	(16,648)	(16,648)
Share based compensation	—	—	227	—	—	227
Foreign currency translation adjustment	—	—	—	793	(15)	778
Balance, December 31, 2023	100	$—	$63,585	$693	$(4,847)	$59,431

See accompanying notes to the consolidated financial statements.

PAG Holding Corp. and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in Thousands)

For the years ended December 31,	2023	2022
Operating activities
Net income (loss)	$(16,648)	$2,782
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	26,554	17,374
Provision for credit losses	985	397
Non-cash lease cost	(5,575)	(3,003)
Amortization of debt issuance costs	2,402	1,075
Loss on extinguishment of debt	17,689	—
Loss on extinguishment of PPP loans	430	—
Deferred income tax benefit	(6,536)	(1,692)
Accretion of payment-in-kind (PIK) interest to principal	942	928
Non-cash charge for share based compensation	227	14
(Gain) loss from disposal of property and equipment	(24)	49
Changes in assets and liabilities
Accounts receivable	(9,115)	(1,820)
Related party receivable	(730)	—
Inventory	(20,595)	(15,596)
Prepaid expenses	667	157
Other assets	(38)	230
Net investment in direct finance lease	17	16
Accounts payable	(1,598)	(481)
Other payables	1,129	3,165
Accrued liabilities	8,170	(3,645)
Operating lease liabilities	6,040	3,137
Income taxes payable	686	(221)
Net cash provided by operating activities	5,079	2,866
Investing activities
Purchase of property and equipment	(9,863)	(4,133)
Proceeds from disposal of property and equipment	65	153
Adjustment to goodwill for prior year acquisitions	(1,763)	(238)
Purchase of business, net of cash acquired	—	(134,797)
Net cash used for investing activities	(11,561)	(139,015)
Financing activities
Proceeds from issuance of long-term debt	341,500	151,979
Principal payments of long-term debt	(323,068)	(5,486)
Payments of debt issuance costs	(462)	(4,759)
Payments of lender fees	(13,611)	—
Class A share buyback	—	(150)
Net cash provided by financing activities	4,359	141,584
Effect of exchange rate changes on cash and cash equivalents	102	(222)
Net increase (decrease) in cash	(2,021)	5,213
Cash and restricted cash, beginning of period	14,907	9,694
Cash and restricted cash, end of period	$12,886	$14,907

Supplemental disclosure of cash flow information
Non-cash transfer of inventory to fixed assets for rental to customers	$(1,410)	$—
Cash paid for interest	$36,784	$12,539
Income taxes paid	$2,589	$5,929

See accompanying notes to the consolidated financial statements.

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

1. Summary of Significant Accounting Policies

Nature of Business

PAG Holding Corp. and Subsidiaries (collectively the Company), is a wholly-owned subsidiary of GenNx/PAG Acquisitions, Inc. (Parent). The Company provides maintenance, repair, and overhaul services as well as distributes components for rotary and fixed wing aircraft, specializing in servicing wheels and brakes, starter generators, avionics, accessories, instruments, hydraulics, engines and fuel components through its FAA certified facilities.

The Company sells to customers throughout the world and maintains offices in the United States of America and in foreign countries. 73% of the Company’s revenues originate from the United States, 15% from Australia, and the remaining 12% from other countries including Canada, Brazil, and Singapore for the year ended December 31, 2023. 80% of the Company’s revenues originate from the United States, 10% from Canada, and the remaining 10% from other countries including Australia, Brazil, and Singapore for the year ended December 31, 2022.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of PAG Holding Corp. and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation. The Company’s subsidiaries include:

Subsidiary	Location
Precision Heliparts, Inc., d/b/a PHP Louisiana and Aviation Parts Group	Louisiana, USA

Precision Aviation Group, Inc., d/b/a Precision Accessories and Instruments and d/b/a	Georgia, USA
Precision Aircraft Services and d/b/a Precision Avionics and Instruments
Gardner Aviation Specialist, Inc. d/b/a Gardner Aviation Services and d/b/a Precision
Aviation Services and d/b/a Precision Aircraft Services
Precision Heliparts, Inc. d/b/a Mach 2 Aviation and d/b/a Aircraft Parts Group

Aeronautical Technology, Inc. d/b/a Aero Technology, Inc. and d/b/a Precision Aero Technology	California, USA
Momentum FPD Services Corporation, d/b/a Precision Display
Repairs Velocity Aerospace - Burbank, Inc. E.D.N. Aviation, Inc.

Aviation Controls, Inc., d/b/a Precision Aviation Controls	Kansas, USA

Keystone Turbine Services, LLC Prime	Pennsylvania, USA
Turbines, LLC - Butler

Trace Aviation, Inc.	Mississippi, USA

Velocity Aerospace - Fort Lauderdale, Inc.	Florida, USA
Velocity Aerospace - NMB, Inc.
Pacific Turbine USA, LLC

Velocity Aerospace Holding Group, Inc. Velocity	Texas, USA
Aerospace Group, Inc.
Prime Turbines, LLC - Carrollton
PTB USA Holdings LLC

Prime Turbines, LLC - Mesa	Arizona, USA

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

1. Summary of Significant Accounting Policies (cont.)

Principles of Consolidation (cont.)

Subsidiary	Location

PHP Canada, Inc.	Canada
PAI Canada, Inc.
Precision Heliparts Canada, ULC d/b/a PHP Canada
Precision Accessories and Instruments Canada, ULC d/b/a PAI Canada World Aviation
Corporation, d/b/a Precision Display Repairs Aero Component Support, Inc.

Precision Aviation Group Australia PTY LTD d/b/a Precision Heliparts - Australia and d/b/a	Australia
Precision Accessories and Instruments Australia
IAP Group Australia Pty Ltd
Pacific Turbine USA Pty Ltd
Pacific Turbine Leasing Pty Ltd
PAG/PTB Holdings Pty Ltd
PAG/PTB Bidco Pty Ltd
PTB Group Pty Ltd
PTB Finance Pty Ltd 748 Cargo Pty Ltd

Precision Aviation Group Singapore PTE. LTD	Singapore
Precision Heliparts Singapore PTE. LTD d/b/a PAG Singapore

Efix Servicos Aeronauticos Ltda.	Brazil

Reclassifications

Certain amounts have been reclassified from the prior year presentation to conform to the current year presentation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the allowance for credit losses and the estimate of inventory valuation. Actual results could differ from those estimates.

Cash and Restricted Cash

The Company considers all highly liquid instruments with maturity of three months or less to be cash equivalents. Cash overdrafts not subject to offset by other accounts in the same financial institution are recorded as accounts payable. The Company had restricted cash of $303 and $294 as of December 31, 2023 and 2022, respectively, in connection with a lease agreement and for security of bank guarantees.

Accounts Receivable and Current Expected Credit Losses

In June 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-13, Financial Instruments - Credit Losses (Topic 326). The ASU introduces a new credit loss methodology, Current Expected Credit Losses (CECL), which requires earlier recognition of credit losses, while also providing additional transparency about credit risk.

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

1. Summary of Significant Accounting Policies (cont.)

Accounts Receivable and Current Expected Credit Losses (cont.)

The CECL methodology utilizes a lifetime expected credit loss measurement objective for the recognition of credit losses for loans, held-to-maturity securities, and other receivables at the time the financial asset is originated or acquired. The expected credit losses are adjusted each period for changes in expected lifetime credit losses. The methodology replaces the multiple existing impairment methods in current GAAP, which generally require that a loss be incurred before it is recognized. For the Company, the applicability of Topic 326 was limited to its trade accounts receivable.

On January 1, 2023, the Company adopted the guidance, as amended, on a modified retrospective basis, which would require a cumulative adjustment to retained earnings. Comparative information for 2022 would be reported under the old model, and therefore, may not be comparable to the information presented for 2023. At adoption, there were no adjustments necessary.

Trade accounts receivable are stated at the amount the Company expects to collect and do not bear interest. The Company’s accounts receivable arise from sales in their various markets across the United States and internationally. The Company does not require collateral for accounts receivable but certain customers are required to prepay or make deposits with the Company prior to ordering products.

The Company maintains an allowance for credit losses based upon management’s estimate of the collectability of accounts receivable. The collectability of trade receivable balances is regularly evaluated based on a combination of factors such as customer credit-worthiness, age of current receivable accounts, past transaction history with the customer, current economic industry trends, and changes in customer payment terms. If it is determined that a customer will be unable to fully meet its financial obligation, such as in the case of a bankruptcy filing or other material events impacting its business, a specific reserve for bad debt is recorded to reduce the related receivable to the amount expected to be recovered.

Inventory

Inventory consists of acquired units, repair parts and core units (which are used units available to be repaired or overhauled and are both purchased and returned from customers). Inventory is generally valued based upon the specific-identification method by part number, although costs of common part numbers may be averaged. Acquired units are purchased for resale from outside vendors and are valued at cost. Units in the exchange program are valued at average cost, which is estimated based upon original cost, recoverable value of returned units and accumulated repair and maintenance costs incurred to make such units ready for exchange to another customer. Core units received through a customer exchange program (trade-in) are valued at average cost. Repair parts are purchased from outside vendors, are valued at cost, and are included in acquired units until such time as they are consumed in the production process and are transferred to work in process. Work in process represents items being repaired either internally or externally and is valued at the cost of the unit to date including accumulated costs for labor and repair parts used in process.

The Company provides a valuation adjustment to reduce the cost of any inventory item to net realizable value which has no sale activity in the preceding 36 months or has aggregate units representing more than one-year usage remaining in inventory.

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

1. Summary of Significant Accounting Policies (cont.)

Warranty

Acquired units purchased from manufacturers are covered under warranties from such manufacturers and the Company is generally not liable for defects and issues with such products. The Company warrants all component exchanges and overhauls for one (1) year or three hundred (300) hours of operation, whichever comes first. The Company makes a provision in cost of goods sold for estimated warranty costs on products sold and the accrual for such liability is included in other accrued liabilities on the accompanying consolidated balance sheets.

For certain subsidiaries, the Company warrants the following services as follows:

	Whichever period expires first
Services	Operational hours	Elapsed time from installation	Elapsed time from shipping
Turbine Engine Component Accessories - Overhaul	500	3 months	6 months
Turbine Engine Component Accessories - Repair	300	3 months	6 months
Turbine Engines - H.S.I/GBI	500	6 months	12 months
Turbine Engines - Overhaul (CAMO)	1,000	2 years	1 - 2 years
Turbine Engines - Repair	500	3 months	6 months - 1 year

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed utilizing the straight-line method over the estimated useful lives of the assets, which are as follows:

Life
Buildings	35 years
Shop and test equipment	2 - 20 years
Technical manuals	15 - 20 years
Office furniture and equipment	3 - 5 years
Computer hardware and software	2 - 3 years
Vehicles	3 - 5 years
Leasehold improvements	Shorter of useful life or lease term

Impairment of Long-Lived Assets

The Company evaluates the recoverability of its long-lived assets by comparing the net book value of such assets to the future undiscounted cash flows attributable to such assets if impairment indicators arise. If an impairment loss is indicated, the carrying amount of the asset is written down to fair value. The Company identified no impairment indicators for the years ended December 31, 2023 and 2022.

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

1. Summary of Significant Accounting Policies (cont.)

Intangible Assets

Intangible assets with defined lives include customer relationships and tradenames and are stated at cost less accumulated amortization. Amortization is computed utilizing the straight-line method over the estimated useful lives of the assets. See Note 5.

Goodwill and Indefinite-Lived Intangible Assets

Goodwill represents the excess of purchase price over fair value of net identified tangible and intangible assets and liabilities assumed. The Company amortizes goodwill on a straight-line basis over a period of ten years. Management reviews goodwill for possible impairment if events or changes in circumstances indicate that the carrying value may exceed fair value. No such events or changes occurred during the years ended December 31, 2023 and 2022, and thus no impairment charges have been recorded.

Other intangible assets with indefinite useful lives including Federal Aviation Administration (FAA) and other licenses are reviewed annually for impairment or more frequently if impairment indicators arise. Impairment for other indefinite-lived intangibles is determined by comparing the estimated fair value of the Company (which is comprised of only one reporting unit) with its carrying value using a discounted cash flow model. Based upon the results of these analyses, the Company has concluded that no impairment of its other indefinite-lived intangible assets has occurred during the years ended December 31, 2023 and 2022.

Debt Issuance Cost

Debt issuance costs are shown net with the related debt instrument and amortized over the term of the debt. Amortization is recorded to interest expense using the straight-line method, which approximates the effective interest method.

Income Taxes

The Company files a consolidated federal income tax return. The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are provided for based on temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements at the enacted tax rate expected to be in effect when the taxes are actually paid.

The Company evaluated all tax positions that it has taken or expects to take on a tax return including decisions made concerning whether or not to file a tax return in a specific tax jurisdiction. The Company evaluated all tax positions for recognition, de-recognition and measurement using consistent criteria. The Company has determined that it does not have any material uncertain tax positions as of December 31, 2023 and 2022. The Company recognizes interest accrued, if any, related to unrecognized tax benefits in interest expense and penalties, if any, in other expenses.

The Company is generally no longer subject to U.S. federal, state, local or foreign tax examinations by tax authorities for years before 2020.

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

1. Summary of Significant Accounting Policies (cont.)

Revenue Recognition

The Company recognizes revenue for sales of components, including the components exchange program, upon the transfer of promised goods to customers in an amount that reflects the consideration to which they expect to be entitled in exchange for those goods. Revenue from the engine equipment lease program is recorded over time based on usage. Revenue from repair services is recorded once the repair is complete and the part is delivered to the customer. In certain cases, for larger engine overhaul jobs, revenue is recorded over time on a percentage of completion basis. In all cases, revenue is recognized at the time the Company satisfies the performance obligation to their customer. Delivery is not considered to have occurred until the customer assumes the risks and rewards of ownership. Customers take delivery at the time of shipment for terms designated free on-board shipping point.

The Company includes shipping and handling charges in its gross invoice price to customers and classifies the total amount as revenue. Shipping and handling expenses are recorded as cost of sales. Sales taxes are not recorded as a component of sales. The Company records a liability when the amounts are collected and reduces the liability when payments are made to the applicable government agency.

Revenue is recorded net of estimated product returns and discounts to customers. Returns and discounts are recorded as a reduction in revenue in the same period that the revenue is recognized. Customers have the right to return products purchased that do not function properly within a limited time after delivery.

The Company’s disaggregated revenue by country is as follows:

	2023	2022
Australia	$61,076	$15,941
Brazil	3,922	2,879
Canada	33,515	26,428
Singapore	10,227	8,651
United States	293,801	216,427
	$402,541	$270,326

The Company’s disaggregated revenue by service and timing of revenue is as follows:

	2023	2022
Equipment leases - over time	$2,531	$761
Sales of components and repair services - point in time	400,010	269,565
	$402,541	$270,326

Stock-Based Compensation

Compensation cost related to restricted stock awards is calculated based upon the estimated fair value of the awards at the grant date and charged to earnings over the service period.

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

1. Summary of Significant Accounting Policies (cont.)

Advertising Cost

The Company expenses all advertising costs as incurred. Advertising expense was $1,924 and $1,258 for the years ended December 31, 2023 and 2022, respectively.

Fair Value of Financial Instruments

The carrying amounts reflected in the consolidated balance sheets for cash, restricted cash, accounts receivable, prepaid expenses, accounts payable, and accrued expenses approximate their respective fair values based on the short-term nature of these instruments. At December 31, 2023, the fair value of outstanding debt obligations approximates their carrying value based upon the rates and terms available for similar instruments.

Business Combinations

When the Company acquires businesses, it applies the acquisition method of accounting and recognizes the identifiable assets acquired and the liabilities assumed at their fair values on the acquisition date, which requires significant estimates and assumptions. Goodwill is measured as the excess of the fair value of the consideration transferred over the net of the acquisition date fair values of the identifiable assets acquired and liabilities assumed. The acquisition method requires the Company to record provisional amounts for any items for which the accounting is not complete at the end of a reporting period. The Company must complete the accounting during the measurement period, which cannot exceed one year. Adjustments made during the measurement period could have a material impact on the Company’s financial condition and results of operations.

The Company typically measures customer relationships and other intangible assets using an income approach. Significant estimates and assumptions used in this approach include discount rates and certain assumptions that form the basis of the forecasted cash flows expected to be generated from the asset (e.g., future revenue growth rates, operating margins and attrition rates). If the subsequent actual results and updated projections of the underlying business activity change compared with the assumptions and projections used to develop these values, the Company could record impairment charges. In addition, the Company has estimated the economic lives of certain acquired tangible and intangible assets and these lives are used to calculate depreciation and amortization expense. If the Company’s estimates of the economic lives change, depreciation or amortization expenses could be increased or decreased, or the acquired asset could be impaired.

Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes existing guidance for accounting for leases under Topic 840, Leases. The FASB also subsequently issued the following additional ASUs, which amend and clarify Topic 842: ASU 2018-01, Land Easement Practical Expedient for Transition to Topic 842; ASU 2018-10, Codification Improvements to Topic 842, Leases; ASU 2018-11, Leases (Topic 842): Targeted Improvements; ASU 2018-20, Narrow-scope Improvements for Lessors; and ASU 2019-01, Leases (Topic 842): Codification Improvements. The Company elected to adopt these ASUs effective January 1, 2022, using the modified retrospective approach and utilized certain of the available practical expedients. The most significant impact was the recognition of right-of-use (“ROU”) assets and lease liabilities on the balance sheet for operating leases. Adoption of the standard required the Company to restate amounts as of January 1, 2022, resulting in an increase in operating lease ROU assets of $8,249 and an increase in current and long-term operating lease liabilities of $2,194 and $6,295, respectively, and a decrease to deferred rent of $240. The accounting for finance leases remained substantially unchanged.

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

1. Summary of Significant Accounting Policies (cont.)

Leases (cont.)

ROU assets represent our right to use an underlying asset for the lease term, and lease liabilities represent our obligation to make lease payments. Operating lease ROU assets and liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. Since most of the Company’s leases do not provide an implicit rate, to determine the present value of lease payments, management uses the Company’s incremental borrowing rate based on the information available at lease commencement. Operating lease ROU assets also includes any lease payments made and excludes any lease incentives. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that they will exercise the option. None of our lease agreements contain any material residual value guarantees. Certain of our lease agreements include provisions for variable rent payments, which are adjusted periodically.

The Company has elected to apply the short-term lease exception to all leases with an initial term of 12 months or less. Short-term leases are not recorded on the balance sheet. Lease expense is recognized for these leases on a straight-line basis over the lease term.

Certain of the Company’s leases are denominated in a foreign currency. These leases measure the lease liability and right-of-use asset using the exchange rate at the lease commencement date. Subsequently, the foreign currency-denominated lease liability is remeasured using the exchange rate at each reporting date. Any changes to the lease liability arising from the translation of foreign currency are recognized in the consolidated statements of operations and comprehensive income (loss) as a foreign exchange gain or loss.

2. Allowance for Credit Losses

The following table summarizes the Company’s allowance for credit losses for trade accounts receivable:

Allowance for Credit Losses	2023
Balance, January 1	$3,288
Adoption of CECL	—
Current year provision for expected credit losses	985
Write-offs	(379)
Recoveries	11
Balance, December 31	$3,905

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

3. Inventory

Inventories presented in the accompanying consolidated balance sheets consist of the following amounts:

December 31,	2023	2022
Acquired units, including cores	$101,614	$83,526
Work-in-process	29,405	25,487
Total inventory	$131,019	$109,013

4. Property and Equipment

Property and equipment presented in the accompanying consolidated balance sheets consist of the following amounts:

December 31,	2023	2022
Shop and test equipment	$33,840	$30,944
Technical manuals	2,410	2,237
Office furniture and equipment	905	721
Computer hardware and software	3,432	2,898
Vehicles	210	230
Buildings and leasehold improvements	3,436	3,006
Construction in process	4,529	514
	48,762	40,550
Less accumulated depreciation	(11,659)	(6,652)
Total property and equipment	$37,103	$33,898

Maintenance and repairs are charged to expense as incurred, and major renovations and improvements are capitalized. Costs and accumulated depreciation applicable to assets retired are removed from the accounts, and the gain or loss on disposition is recognized in the consolidated statement of operations and comprehensive income (loss). Depreciation expense relating to property and equipment was $3,211 and $1,767 for the years ended December 31, 2023 and 2022, respectively.

The Company leases engine equipment to customers under cancelable operating lease agreements. The lease terms are primarily less than one year. Engine equipment included in shop and test equipment and accumulated depreciation was $17,337 and $2,915 at December 31, 2023 and $16,609 and $1,036 at December 31, 2022, respectively. Depreciation expense relating to engine equipment under operating leases is recorded as cost of sales. Depreciation expense recorded as cost of sales was $2,024 and $558 for the years ended December 31, 2023 and 2022, respectively.

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

5. Intangible Assets

Net intangible assets presented in the accompanying consolidated balance sheets consist of the following amounts:

December 31,	Life	2023	2022
Customer relationships, net	15 years	$50,631	$55,420
FAA and other licenses	Indefinite	55,773	55,647
Tradenames, net	1 year	—	774
Goodwill, net	10 years	116,886	130,361
Total intangibles, net		$223,290	$242,202

Customer Relationships

Amortization is computed utilizing the straight-line method over the estimated useful lives of the customer relationships, which are 15 years. Accumulated amortization of the customer relationships was $22,414 and $17,526 at December 31, 2023 and 2022, respectively. Amortization expense related to customer relationships was $4,862 and $4,685 for the years ended December 31, 2023 and 2022, respectively. Future amortization for the next five years of customer relationships is as follows:

For the years ending December 31,
2024	$4,876
2025	$4,876
2026	$4,876
2027	$4,876
2028	$4,876

Tradenames

Amortization for tradenames is computed utilizing the straight-line method over the estimated useful lives of the tradenames, which are 1 year. Accumulated amortization of the tradenames was $5,988 and $5,211 at December 31, 2023 and 2022, respectively. Amortization expense related to tradenames was $765 and $1,398 for the years ended December 31, 2023 and 2022, respectively. Tradenames are fully amortized as of December 31, 2023.

Goodwill

Amortization for goodwill is computed utilizing the straight-line method over a 10-year period. Accumulated amortization of goodwill was $42,535 and $26,624 at December 31, 2023 and 2022, respectively. Amortization expense related to goodwill was $15,692 and $8,882 for the years ended December 31, 2023 and 2022, respectively. Future amortization for the next five years of goodwill is as follows:

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

5. Intangible Assets (cont.)

Goodwill (cont.)

For the years ending December 31,
2024	$15,857
2025	$15,857
2026	$15,857
2027	$15,857
2028	$14,039

6. Paycheck Protection Program (PPP)

On May 3, 2020, PAG Holding Corp. and certain subsidiaries entered into an aggregate amount of $2,660 Paycheck Protection Program promissory notes (the “PPP Loans”) with Wells Fargo Bank. Each PPP loan was made under, and is subject to the terms and conditions of, the PPP which was established under the CARES Act and is administered by the U.S. Small Business Administration. The term of the loans were two years at origination with a stated maturity date of May 3, 2022. These loans contain a fixed annual interest rate of 1.00%. Principal and interest payments were deferred while forgiveness was in process and are payable monthly and may be prepaid by the Company at any time prior to maturity with no prepayment penalties. Under the terms of the CARES Act, recipients can apply for and receive forgiveness for all, or a portion of the loans granted under the PPP. The PPP loans were forgiven except for one. The total outstanding amount for this loan was $555 and was fully paid during 2023. A gain of $430 was previously recorded for this loan during 2020, as this portion of the loan was expected to be forgiven. This gain was reversed in 2023 and represents the loss on extinguishment of PPP for the year ended December 31, 2023. There are no outstanding PPP Loans as of December 31, 2023.

7. Long-Term Debt

As of December 31, 2022, the Company’s long-term debt consisted of a credit agreement (the Credit Agreement), a senior subordinated note agreement (the Subordinated Note Agreement), a payroll loan agreement (the Payroll Loan Agreement), and two vehicle retail installment contracts (the Vehicle Retail Installment Contracts). Effective December 21, 2023, the Company repaid the remaining obligations pertaining to the Credit Agreement and the Subordinated Note Agreement and the Company entered into a new credit agreement (the 2023 Senior Secured Credit Agreement).

The borrowings under the Credit Agreement (paid off in 2023) were as follows:

•

The term loan for a total principal amount of $251,576, with a maturity date of July 26, 2025. The loan bore interest at the bank’s SOFR plus a margin rate. Interest and principal was payable quarterly. The effective interest rate was 10.54% at December 31, 2022. The loan called for quarterly principal payments of $633. The outstanding balance on this loan was $0 and $250,943 at December 31, 2023 and 2022, respectively.

•

The revolving line of credit with an amount available up to $16,000 with a maturity date of July 26, 2025. The loan bore interest at the bank’s SOFR or prime rate plus a margin rate. Interest was payable quarterly. The unfunded rate was 0.5%. The outstanding balance on this line of credit and the amount available on this line of credit was $0 and $0 at December 31, 2023, and $0 and $16,000 at December 31, 2022, respectively.

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

7. Long-Term Debt (cont.)

The borrowings under the Subordinated Note Agreement (paid off in 2023) included a note, with a total principal amount of $60,200 with a maturity date of July 26, 2026. The cash interest rate for the note was 10.00%. The payment-in-kind (PIK) interest rate for the note was 1.5%. The cash interest was payable quarterly. The outstanding balance on this note including PIK interest was $0 and $62,435 at December 31, 2023 and 2022, respectively.

The Payroll Loan Agreement terminated on various dates during 2023. The agreement included 5 separate loans with principal amounts totaling $5. Interest and principal was payable monthly. The effective interest rate was 3.75% at December 31, 2022. The outstanding balance on this loan was $0 and $5 at December 31, 2023 and 2022, respectively.

In connection with 2023 repayment of the remaining obligations pertaining to the Credit Agreement and Subordinated Note Agreement, the Company determined that the fiscal 2023 debt restructuring should be accounted for as an extinguishment of the old debt and issuance of new debt. The total loss recorded for the extinguishment of debt was $17,689 for the remaining unamortized debt issuance costs of the old debt and certain of the fees paid to the lenders for the issuance of the new debt. The Company capitalized $462 of debt issuance costs related to the new debt in December 2023.

The borrowings under the 2023 Senior Secured Credit Agreement are as follows:

•

A term loan for a total principal amount of $333,500, with a maturity date of December 21, 2029. The loan bears interest at the bank’s SOFR plus a margin rate. Interest and principal is payable quarterly. The effective interest rate was 11.15% at December 31, 2023. The loan calls for quarterly principal payments of $834. The outstanding balance on this loan was $333,500 at December 31, 2023.

•

A revolving line of credit with an amount available up to $30,000 with a maturity date of December 21, 2029. The loan bears interest at the bank’s SOFR plus a margin rate. Interest is payable quarterly. The unfunded rate is 0.5%. The outstanding balance on this line of credit and the amount available on this line of credit was $0 and $30,000 at December 31, 2023.

•

A delayed draw term loan of $110,000 with a maturity date of December 21, 2029. The loan bears interest at the bank’s SOFR plus a margin rate. Interest is payable quarterly. The unfunded rate is 1%. The outstanding balance on this delayed draw term loan and the amount available was $0 and $110,000 at December 31, 2023.

The Vehicle Retail Installment Contracts terminate on October 14, 2027 and November 3, 2027. The contracts include principal amounts totaling $58 and $56, respectively. The loans do not bear any interest and principal is payable monthly. In 2022, the Company pre-paid the outstanding balance of the $58 contract. The outstanding balance on the $56 contract was $36 and $46 at December 31, 2023 and 2022, respectively.

The Company’s long-term debt is collateralized by substantially all assets of the Company. The Company is required to meet certain financial and nonfinancial covenants. As of December 31, 2023, the Company was in compliance with all covenants.

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

7. Long-Term Debt (cont.)

Interest expense was $36,142, including amortization of debt issuance costs of $2,402 for the year ended December 31, 2023, and $16,362, including amortization of debt issuance costs of $1,076 for the year ended December 31, 2022. Accumulated amortization related to debt issuance costs was $2 and $2,654 at December 31, 2023 and 2022, respectively.

Future maturities of long-term debt are as follows:

Years ending December 31,
2024	$3,344
2025	3,344
2026	3,344
2027	3,343
2028	3,335
Thereafter	316,826
Total	333,536
Less current maturities	(3,344)
Less debt issuance costs	(460)
Long-term debt, net of current maturities and unamortized debt issuance costs	$329,732

8. Lease Commitments

The Company has operating leases related to certain office space, warehouses, vehicles, and equipment. The Company’s operating leases have remaining lease terms ranging up to 13 years and some of the leases include renewal options. The Company only includes the renewal terms in its calculation of lease assets and liabilities if it is reasonably certain to exercise the renewal option. The lease agreements do not contain any material residual value guarantees or material restrictive covenants.

Lease cost information related to operating leases is as follows:

Year ended December 31,	2023	2022
Operating lease cost	$4,594	$2,842
Short-term lease cost	591	633
Variable lease cost	808	428
Total lease cost	$5,993	$3,903

Lease costs are included in operating expenses in the Company’s consolidated statements of operations and comprehensive income (loss).

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

8. Lease Commitments (cont.)

Weighted average information associated with the measurement of the Company’s remaining operating lease obligations is as follows:

Year ended December 31,	2023	2022
Weighted average remaining lease term	6.5 years	6.2 years
Weighted average discount rate	8.4%	6.5%

Future maturities of the Company’s operating lease liabilities are as follows:

Years ending December 31,
2024	$4,291
2025	4,287
2026	3,904
2027	3,733
2028	3,767
Thereafter	6,629
Total operating lease payments	26,611
Less imputed interest	(6,474)
Total operating lease liabilities	$20,137

The Company had leases denominated in a foreign currency comprised of the following:

Year ended December 31,	2023	2022
ROU assets	3,338	3,023
Current operating lease liabilities	778	667
Long term operating lease liabilities	2,707	2,397

The Company recognized a foreign exchange loss of $69 and a gain of $77 in the consolidated statements of operations and comprehensive income (loss) for the years ended December 31, 2023 and 2022, respectively, related to these transactions.

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

9. Direct Financing Lease

The Company has a direct financing lease expiring in May 2026. The components of the Company’s investment in this direct financing lease is as follows:

December 31,	2023	2022
Total minimum lease payments receivable	$70	$93
Less: Unearned income	(7)	(13)
Net investment in direct financing leases	$63	$80

Unearned income is amortized to lease income by the interest method using a constant periodic rate over the lease term.

The following is a schedule, by year, of total minimum lease payments receivable under direct financing leases as of December 31, 2023:

Years ending December 31,
2024	$23
2025	23
2026	24
$70

10. Retirement Plans

The Company sponsors a 401(k) plan covering substantially all of its employees who reside in the United States. The Company makes matching contributions of 25% of the employees’ contributions up to 6% of the employees’ compensation. The Company’s matching contributions to the 401(k) plan were $163 and $112 for the years ended December 31, 2023 and 2022, respectively.

The Company sponsors a Group Retirement Savings Plan (RSP) for its employees who reside in Canada, with the exception of World Aviation Corporation. The Company makes matching contributions of 25% of the employees’ contributions up to 6% of the employees’ compensation. The Company’s matching contributions to the RSP were $1 and $6 for the years ended December 31, 2023 and 2022, respectively.

In 2022, the Company sponsored a safe harbor 401(k) plan covering Keystone Turbine Services’ employees. During 2023, the employees of Trace Aviation, Inc. and Velocity Aerospace Group, Inc. were merged into the plan. The Company makes safe harbor matching contributions up to 3% of the employees’ compensation and 50% on the employees’ contributions that are greater than 3% but less than or equal to 5% of the employees’ compensation. The Company’s matching contributions to the safe harbor 401(k) plan were $350 and $124 for the years ended December 31, 2023 and 2022, respectively.

In 2022, the Company sponsored a safe harbor 401(k) plan covering Trace Aviation, Inc.’s employees. The Company made safe harbor matching contributions equal to 3% of the employees’ compensation. The Company’s matching contributions to the safe harbor 401(k) plan were $93 for the year ended December 31, 2022.

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

10. Retirement Plans (cont.)

In 2022, the Company sponsored a safe harbor 401(k) plan covering Velocity Aerospace Group, Inc.’s employees. The Company made safe harbor matching contributions equal to 100% of the matched employee contributions that are not in excess of 1% of the employees’ compensation plus 50% of the amount of the matched employee contributions that exceed 1% of the employees’ compensation up to 6% of the employees’ compensation. The Company’s matching contributions to the safe harbor 401(k) plan were $148 for the year ended December 31, 2022.

The Company sponsors a safe harbor 401(k) plan covering Prime Turbine, LLC’s employees. The Company makes non-elective safe harbor matching contributions equal to 3% of the employees’ compensation. The Company’s matching contributions to the safe harbor 401(k) plan were $251 and $25 for the years ended December 31, 2023 and 2022, respectively.

The Company sponsors a safe harbor 401(k) plan covering Pacific Turbine USA, LLC’s employees. The Company makes safe harbor matching contributions up to 4% of the employees’ compensation. The Company’s matching contributions to the safe harbor 401(k) plan were $33 and $2 for the years ended December 31, 2023 and 2022, respectively.

11. Income Taxes

The deferred income tax assets and liabilities as presented in the accompanying consolidated balance sheets consist of the following amounts:

December 31,	2023	2022
Deferred income tax assets
Inventory	$2,359	$1,764
Net operating losses	3,887	4,345
Interest	6,077
Other	3,895	2,633
Total deferred income tax assets	16,218	8,742
Deferred income tax liabilities
Intangible assets	20,012	21,181
Property, plant, and equipment	5,871	4,071
Other	309	—
Total deferred income tax liabilities	26,192	25,252
Net deferred tax liabilities	$9,974	$16,510

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

11. Income Taxes (cont.)

As a result of acquisition activity during 2021 the Company inherited income tax net operating losses (NOL’s). As of December 31, 2023, the gross federal NOL was approximately $15,500 and does not expire. At December 31, 2023, the gross Australian NOL was approximately $1,700 and does not expire. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projections of future taxable income, tax planning strategies and the reversal of temporary differences in making this assessment.

The significant components of income tax expense (benefit) allocated to operations are as follows:

December 31,	2023	2022
Current
Federal tax expense	$2,191	$4,044
State tax expense	513	539
Foreign tax expense	2,460	1,482
Total current	5,164	6,065
Deferred tax expense (benefit)	(7,833)	(2,059)
Total	$(2,669)	$4,006

The income tax expense recorded differs from the federal statutory tax rate due to state and foreign income tax expense, non-deductible expenses and certain non-taxable income. No deferred U.S. income tax liability has been recognized on undistributed earnings of certain foreign subsidiaries as they have been deemed permanently invested outside the U.S., and it is not practicable to estimate the deferred tax liability related to such undistributed earnings.

12. Stockholders’ Equity

Preferred Stock

The Company is authorized to issue preferred stock. As of December 31, 2023 and 2022, no preferred stock is outstanding. The holders of preferred stock, if any subsequently issued, would have no voting power and a $100 per share liquidation preference. The preferred return on such units accrues at a rate of 10% per year compounded annually on the anniversary date of issuance on (a) unreturned capital and (b) the unpaid preferred yield thereon for all prior periods. If a liquidation event occurs, the holders of preferred stock would receive the preference amount per share, plus accrued and unpaid dividends, before any assets of the Company are distributed to the holders of its other capital stock. The preferred stock has no conversion or redemption features.

Common Stock

The holders of common stock have one vote per share in all corporate matters. Subject to the rights of the holders of the preferred stock and unless prohibited by law, dividends may be declared and paid on the common stock as and when determined by the Board of Directors. No dividends were declared or paid in 2023 or 2022. Subject to the rights of the holders of the preferred stock, if the Company liquidates, dissolves or winds up its business, the holders of the common stock will be entitled to receive, ratably based upon the number of outstanding shares of common stock held by each such holder, all assets of the Company available for distribution to its stockholders.

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

12. Stockholders’ Equity (cont.)

Restricted Stock Awards

The Company previously granted to certain employees of the Company an aggregate of 6,041 equity incentive awards in the Parent. The awards included 2,736 shares issued subject to time vesting and 3,305 issued subject to performance vesting provisions. During the years ended December 31, 2023 and 2022, no new shares were granted. During the year ended December 31, 2022, 484 shares were forfeited.

The time vesting shares vest ratably over a four-year period and compensation expense is recorded over the vesting period. The performance vesting shares vest upon certain performance conditions being met. As of December 31, 2023, the performance conditions were met and all performance vesting shares became fully vested.

The total number of vested and unvested shares was 5,557 and 0 at December 31, 2023 and 2,529 and 3,028 at December 31, 2022, respectively. The Company determined compensation expense based upon the grant date fair value of such awards and for the years ended December 31, 2023 and 2022, the amount of compensation expense recorded was $227 and $14, respectively.

13. Related Party Transactions

The Company is required to pay fees to parent companies for management services. Management fees are payable in arrears on the first day of each calendar quarter. Total management fees and expenses paid to parent companies included in other expense in the consolidated statements of operations and comprehensive income (loss) were $2,175 and $1,398 for the years ended December 31, 2023 and 2022, respectively.

A shareholder owns and leases hangar space to the Company for which total rent payments approximated $88 and $80 for the years ended December 31, 2023 and 2022, respectively.

Certain of the Company’s lenders are also shareholders. Interest expense and closing fees paid to related party lenders under the Credit Agreement and the Subordinated Note Agreement in the consolidated statements of operations and comprehensive income (loss) were $36,119 and $12,618 for the year ended December 31, 2023 and $16,340 and $3,923 for the year ended December 31, 2022, respectively.

The Company paid for expenses of $989 and $1,373 on behalf of certain shareholders for the years ended December 31, 2023 and 2022, respectively.

The Company issued a related party note to a shareholder for $730 during 2023. The note is to be repaid at the earlier of either a) the sale of the Company or b) November 10, 2033. The note bears interest of 5.25%. The outstanding balance of the related party note receivable on the consolidated balance sheet is $730 at December 31, 2023.

14. Concentrations of Risk

The Company maintains its cash in bank deposit accounts, which at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. Deposits in Canadian, Brazilian, Australian, and Singaporean banks totaled $5,075 and $2,599 at December 31, 2023 and 2022, respectively.

The Company is periodically subject to risk with regards to certain large customers, the loss of any of such could have an adverse impact on the Company. At December 31, 2023 and 2022, there were no customers considered to be significant.

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

15. Contingencies

The Company is a licensed Federal Aviation Administration (FAA) repair facility and is subject to regulatory inspection and compliance requirements to maintain such licenses. In addition, certain of the Company’s vendors and customers have inspection and compliance requirements. These compliance and regulatory obligations periodically result in claims and investigations related to products, contracts and employment matters which may result in litigation or other legal action including warranty liability to repair or replace certain products or fines, penalties and compensatory damages. Management of the Company believes, based upon current information, that the outcome of any such disputes and investigations will not have a material effect on our financial position, results of operations, or cash flows. Where it is reasonably possible that the Company will incur losses in excess of recorded amounts in connection with any such matters, the Company will disclose either the amount or range of reasonably possible losses in excess of such amounts or, where no such amount or range can be reasonably estimated, the reasons why no such estimate can be made.

16. Acquisitions

On December 8, 2022, the Company completed the acquisition of the equity interests of PTB Group Limited (PTB) for an aggregate purchase price of $137,331 which included $2,534 of cash acquired. The consideration and related costs paid were pushed down to the Company and were allocated to the assets acquired and liabilities assumed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 805, Business Combinations, which includes purchase accounting adjustments to reflect the fair values of the underlying assets and liabilities. PTB had operations in Australia and the United States and the result of operations of PTB are consolidated with the Company from the date of acquisition.

The purchase price allocation recorded in connection with the PTB acquisition is presented below:

Assets acquired
Cash and cash equivalents	$2,534
Accounts receivable	12,662
Income tax receivable	265
Inventory	31,051
Prepaid expenses and other current assets	1,171
Property & equipment	14,577
Right of use asset	2,542
Identified intangible assets	21,103
Goodwill	74,910
Liabilities assumed
Accounts payable	9,557
Accrued expenses	7,535
Deferred tax liabilities	3,721
Insurance loan	200
Lease liabilities	2,471
Net assets acquired	$137,331

The acquired intangible assets of approximately $96,013 were assigned to customer relationships of $2,666, tradenames of $766, certifications of $17,671, and goodwill of $74,910. The goodwill recognized as part of the acquisitions is generally not tax deductible. The goodwill is attributable primarily to the expected synergies and assembled workforces of the acquired businesses.

PAG Holding Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

17. Subsequent Events

Subsequent events have been evaluated and disclosed through May 21, 2024, the date the consolidated financial statements were available to be issued.

Effective April 16, 2024, the Company completed an acquisition of the equity interests of a company that specializes in engine component repairs and coatings for an aggregate purchase price of $16,000.

The Company became aware that a customer filed for bankruptcy protection, effective May 9, 2024. As a result, the Company has assessed the recoverability of its accounts receivable balance and cores due from this customer and determined that it is no longer probable that the receivables or cores will be collected. Consequently, the balance outstanding for this customer has been fully written off in the consolidated statements of operations and comprehensive income (loss).

PAG Holding Corp. and Subsidiaries

Unaudited Supplemental Information (dollars in thousands)

Unaudited Pro Forma Statements of Operations and EBITDA

The consolidated statements of operations and comprehensive income (loss) for the year ended December 31, 2023, as reported on page 5, includes the accounts of the Company and the accounts of PTB Group Limited which was acquired on December 8, 2022, from the date of acquisition to December 31, 2022, and the year ended December 31, 2023. The following unaudited pro forma consolidated statements of operations and EBITDA presents the results of the Company on a pro forma basis including the results of PTB Group Limited as if the transaction had occurred on January 1, 2022, and excluding costs associated with the transaction.

Although the Company reports its consolidated financial results in accordance with accounting principles generally accepted in the United States of America (GAAP), the Company believes that EBITDA is useful in managing its business and evaluating its performance. The Company defines EBITDA as net income before interest expense, taxes, depreciation and amortization and other non-operating adjustments to expenses. EBITDA is used by management primarily because of its wide acceptance as a measure of operating profitability and a useful analytical tool for assessing financial performance, including the Company’s ability to meet future debt service obligations and capital expenditure and working capital requirements. EBITDA is not, however, a measure of financial performance or liquidity under GAAP. As a non-GAAP financial measure, EBITDA is not a substitute for GAAP financial results and should only be considered and evaluated in conjunction with the Company’s consolidated financial information that is presented in accordance with GAAP. A reconciliation of unaudited pro forma results to EBITDA follows:

For the years ended December 31,	Pro Forma Results 2023 (unaudited)	Pro Forma Results 2022 (unaudited)
Revenue	$402,541	$362,652
Cost of sales	270,757	239,566
Gross profit	131,784	123,086
General and administrative expenses	94,628	88,890
Income from operations	37,156	34,196
Interest expense, net	(36,078)	(17,339)
Loss on extinguishment of PPP	(430)	—
Loss on extinguishment of debt	(17,689)	—
Other	(2,276)	411
(Loss) income before income tax provision	(19,317)	17,268
Provision income taxes	2,669	(4,170)
Pro forma net (loss) income	(16,648)	13,098
Provision for income taxes	(2,669)	4,170
Depreciation and amortization	26,554	20,191
Net interest expense	36,078	17,339
Transaction and acquisition expenses	4,689	4,697
Loss on extinguishment of PPP	430	—
Loss on extinguishment of debt	17,689	—
Other non-operating adjustments*	4,491	1,400
Pro forma EBITDA (non-GAAP)	$70,614	$60,895

Other non-operating adjustments in the year ended December 31, 2023 include management fees of $2,175 and other add-backs of $2,316. and in the year ended December 31, 2022 include management fees of $1,398 and other add-backs of $2.